Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of RW Holdings Student Housing REIT, LLC:

We consent to the inclusion in the foregoing Form 1-A Regulation A Offering Statement of RW Holdings Student Housing REIT, Inc., of our report dated November 21, 2017, relating to our audit of its balance sheet as of November 6, 2017.

/s/ Anton & Chia, LLP

Newport Beach, California

November 28, 2017